Exhibit 99.1

Selective Insurance Group, Inc.
40 Wantage Avenue
Branchville, New Jersey 07890
www.selective.com

For release at 4:15 p.m. (EST) on July 26, 2007

Media Contact: Sharon Cooper

973-948-1324, sharon.cooper@selective.com

Investor Contact: Jennifer DiBerardino

973-948-1364, jennifer.diberardino@selective.com

Selective Insurance Group Reports

Second Quarter 2007 Earnings

Commercial Lines NPW up 3%

Commercial Lines New Business up 13%

Investment Income, after-tax, up 9%

Branchville, NJ – July 26, 2007 - Selective Insurance Group, Inc. (NASDAQ: SIGI), today reported its financial results for the second quarter ended June 30, 2007.

Selective Chairman, President and CEO Gregory E. Murphy stated, “Selective’s strong new business growth in the second quarter, driven by superior agency relationships and our unique field-based business model, helped us to balance industry-wide pricing pressure in an increasingly competitive and volatile commercial lines marketplace. Commercial lines net premiums written grew 3% for the quarter, driven by $83 million of new commercial business, up 13% compared to second quarter 2006. These efforts were supported by predictive models and other tools that enable us to offer the most competitive rates for the best accounts. Commercial renewal pricing was down 0.5%, including exposure, which exerts ongoing pressure on our combined ratio. In addition, policy endorsements were down $2 million compared to the same period last year. As previously reported, second quarter earnings were impacted by higher than expected catastrophe (CAT) and non-CAT property losses, and a one-time after-tax charge for the reorganization of our personal lines operation.”

Selective’s second quarter 2007 highlights, compared to second quarter 2006:

-	Net income was $35.9 million, or $0.64 per diluted share, compared to $42.0 million, or $0.68 per diluted share;
-	Operating income[i] was $27.3 million, or $0.49 per diluted share, compared to $32.6 million, or $0.53 per diluted share;
-	Combined ratio: GAAP: 100.0% vs. 96.5%; Statutory: 97.1% vs. 95.6%;
-	Total net premiums written (NPW) were up 2.4% to $404.9 million;
o	Commercial lines NPW were up 3% to $351.4 million;
o	Personal lines NPW were down 3% to $53.5 million;
-	Catastrophe losses were $4.7 million, after-tax, vs. $3.3 million, after-tax; and
-	Investment Income, after-tax, increased 9% to $31.8 million.

Murphy added: “Selective’s organic growth strategy led to our expansion into Massachusetts for commercial lines, our 21st primary operating state, effective July 1, 2007. Our agency count has grown to 845, up from 772 at year-end, serviced by 98 agency management specialists who deliver hands-on underwriting decisions in agents’ offices. Selective’s state-of-the-art technology powerfully complements this “high-touch” approach, as we seamlessly processed $251,000 of new small commercial business per work day through our automated One & Done system, up 29% from second quarter 2006.

“Revenue at our Diversified Insurance Services was up 11% for the quarter, led by 30% growth in fee-based flood revenue. Personal lines net premiums written, which represent about 13% of total premiums, were down slightly as we continued to transition our New Jersey auto business to Selective’s new MATRIX pricing system. MATRIX is favorably impacting new business growth in our other personal lines states, where net premiums written grew 10% and auto quote activity increased 75%, compared to second quarter 2006. Although catastrophe losses and the completion of our Personal Lines reorganization negatively impacted profitability for the quarter, we expect the pricing accuracy of MATRIX and improvements to our renewal business to favorably impact results, long term.”

Selective’s investment operation delivered another solid performance as after-tax investment income grew 9% to $31.8 million, mainly due to increased fixed maturity income from a larger asset base, and higher dividend and other investment income. At June 30, 2007, Selective’s assets reached $4.9 billion, including $3.5 billion in the company’s investment portfolio.

For the six months ended June 30, 2007, Selective’s net income was $73.1 million, or $1.26 per diluted share. Operating income was $57.3 million, or $0.99 per diluted share. For the comparable period last year, Selective reported net income of $82.0 million, or $1.32 per diluted share, and operating income of $67.8 million, or $1.09 per diluted share. Selective’s GAAP combined ratio was 98.7% for the first six months of 2007, compared to 95.4% for the six-month period ended June 30, 2006. For the same period, the statutory combined ratio was 96.4% in 2007, compared to 94.3% in 2006. Catastrophe losses for the first six months of 2007 were $7.9 million, after-tax, compared to $5.3 million, after-tax, for the comparable period in 2006.

The company’s Board declared a $0.12 per share quarterly cash dividend on Selective’s common stock, payable Sept. 4, 2007, to stockholders of record on Aug. 15, 2007. The Board also approved a stock repurchase program to acquire up to four million shares of Selective’s outstanding common stock through July 26, 2009. As announced July 5, 2007, earnings guidance for 2007 is in the range of $2.00 to $2.15.

The supplemental investor packet, including financial information that is not part of this press release, is available on the Investors page of Selective’s public website at www.selective.com. Selective’s quarterly analyst conference call will be simulcast at 8:30 a.m. EST, on July 27, 2007, at www.selective.com. The webcast will be available for rebroadcast until the close of business on August 24, 2007.

Selective Insurance Group, Inc., is a holding company for seven property and casualty insurance companies rated “A+” (Superior) by A.M. Best. Through independent agents,

the insurance companies offer primary and alternative market insurance for commercial and personal risks, and flood insurance underwritten by the National Flood Insurance Program. Other subsidiaries of the company provide claims, human resources and risk management services. Selective maintains a website at www.selective.com.

In this press release, Selective and its management discuss and make statements based on currently available information regarding their intentions, beliefs, current expectations, and projections regarding Selective’s future operations and performance. Such statements are “forward-looking” statements as that term is defined in the Private Securities Litigation Reform Act of 1995, which provides a safe harbor under the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, for forward-looking statements. These forward-looking statements are often identified by words such as “may,” “will,” “could,” “would,” “should,” “expect,” “plan,” “anticipate,” “target,” “project,” “intend,” “believe,” “estimate,” “predict,” “potential,” “pro forma,” “seek,” “likely,” or “continue,” or other comparable terminology and their negatives. Selective and its management assume no obligation to update these forward-looking statements due to changes in underlying factors, new information, future developments or otherwise.

Selective and its management caution investors that such forward-looking statements are not guarantees of future performance. Risks and uncertainties are inherent in Selective’s future performance. Factors that could cause Selective’s actual results to differ materially from those indicated by such forward-looking statements, include, among other things, those discussed or identified from time to time in our public filings with the SEC and those associated with:

•	the frequency and severity of catastrophic events, including, but not limited to, hurricanes, tornadoes, windstorms, earthquakes, hail, severe winter weather, fires, explosions and terrorism;
•	adverse economic, market, regulatory, legal or judicial conditions;
•	the concentration of our business in a number of Eastern Region states;
•	the adequacy of our loss reserves and loss expense reserves;
•	the cost and availability of reinsurance;
•	our ability to collect on reinsurance and the solvency of our reinsurers;
•	uncertainties related to insurance premium rate increases and business retention;
•

changes in insurance regulations that impact our ability to write and/or cease writing insurance policies in one or more states, particularly changes in New Jersey automobile insurance laws and regulations;

•	our ability to maintain favorable ratings from rating agencies, including A.M. Best, S&P, Moody’s and Fitch;
•	fluctuations in interest rates and the performance of the financial markets;
•	our entry into new markets and businesses; and
•	other risks and uncertainties we identify in filings with the SEC, including, but not limited to, our Annual Report on Form 10-K.

Selective’s SEC filings can be accessed through the Investors and Corporate Governance sections of Selective’s website, www.selective.com, or through the SEC’s EDGAR Database at www.sec.gov (Selective EDGAR CIK No. 0000230557).

Selective Insurance Group, Inc. (Nasdaq: SIGI) *
GAAP Highlights and Reconciliation of Non-GAAP Measures to Comparable
GAAP Measures

(in thousands, except per share data)
3 months ended June 30:	2007	2006
Net premiums written	$404,923	395,621
Net premiums earned	376,351	374,755
Net investment income earned	40,642	37,390
Diversified insurance services revenue	30,677	27,550
Total revenues	462,038	455,461

Operating income	27,340	32,580
Net realized gains, net of tax	8,546	9,416
Net income	$35,886	41,996

Statutory combined ratio	97.1%	95.6%
GAAP combined ratio	100.0%	96.5%

Operating income per diluted share	$0.49	0.53
Net income per diluted share	0.64	0.68
Weighted average diluted shares	56,721	62,474
Book value per share	$18.76	17.21

6 months ended June 30:	2007	2006
Net premiums written	$822,108	827,610
Net premiums earned	756,364	744,912
Net investment income earned	80,505	73,392
Diversified insurance services revenue	59,855	54,827
Total revenues	924,147	898,127

Operating income	57,284	67,770
Net realized gains, net of tax	15,854	14,205
Net income	$73,138	81,975

Statutory combined ratio	96.4%	94.3%
GAAP combined ratio	98.7%	95.4%

Operating income per diluted share	$0.99	1.09
Net income per diluted share	1.26	1.32
Weighted average diluted shares	58,610	63,186
Book value per share	$18.76	17.21

*All amounts included in this release exclude inter-company transactions.

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i Operating income differs from net income by the exclusion of realized gains or losses on investment sales. It is used as an important financial measure by management, analysts and investors, because the realization of investment gains and losses in any given period is largely discretionary as to timing and could distort the analysis of trends; however, it is not intended as a substitute for net income prepared in accordance with accounting principles generally accepted in the United States of America (GAAP). A reconciliation of operating income to net income is provided in the GAAP Highlights and Reconciliation of Non-GAAP Measures to Comparable GAAP Measures. Statutory data is prepared in accordance with statutory accounting rules as defined by the National Association of Insurance Commissioners Accounting Practices and Procedures Manual and, therefore, is not reconciled to GAAP.

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